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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549




                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




               Date of report (Date of earliest event reported):
                       February 4, 1999 (February 1, 1999)


                              CRIIMI MAE Inc.
            --------------------------------------------------
            (Exact Name of Registrant as Specified in Charter)



          Maryland                       1-10360              52-1622022
(State or Other Jurisdiction           (Commission           (IRS Employer
       of Incorporation)               File Number)        Identification No.)


11200 Rockville Pike, Rockville, Maryland                     20852
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(Address of Principal Executive Offices)                   (Zip Code)


Registrant's telephone number, including are code:    (301) 816-2300
                                                      ---------------

                             N/A
-------------------------------------------------------------
(Former Name or Former Address, if Changed Since Last Report)


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Item 5.      Other Events

         Attached as an exhibit to this Current Report on Form 8-K is a Message to Shareholders to be mailed to the shareholders of CRIIMI MAE Inc. on or about February 5, 1999. The Message to Shareholders is hereby incorporated by reference herein.

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.

         The following exhibits are filed as a part of this Current Report on Form 8-K:

   (c)    Exhibits

          99.1     Message to Shareholders of CRIIMI MAE Inc.



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                                                     SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto.


                                                CRIIMI MAE Inc.



Date:  /s/ February 4, 1999                    By:  /s/ William B. Dockser
       --------------------                         ----------------------
                                                Its: Chairman of the Board



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                                 EXHIBIT INDEX



Exhibit
   No.                               Description
-----------------------------------------------------------------------------
*99.1         Message to Shareholders of CRIIMI MAE Inc.


---------------
*Filed herewith.


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                             Message to Shareholders

Dear Fellow Shareholder:

Since CRIIMI MAE filed for Chapter 11 reorganization on October 5, 1998, we are progressing toward our goal of emerging as a successfully reorganized company. To that end, we have been in talks with lenders; we have been seeking additional capital; and we have been working diligently with our advisors toward the preparation of a business plan and ultimately a plan of reorganization. During this time, we thank you for your support.

In early December we announced agreements with two of our major lenders - Merrill Lynch Mortgage Capital Inc. and German American Capital Corporation - under which the company and these creditors will split the monthly cash flow after debt service from 13 classes of CRIIMI MAE's subordinated commercial mortgage-backed securities (CMBS). The agreement with Merrill Lynch also dismisses without prejudice certain pending litigation.

In mid-January 1999 CRIIMI MAE reached agreement with Morgan Stanley & Co. International Limited (Morgan Stanley) under which the parties will suspend litigation and cooperate in the sale of two classes of investment grade CMBS. If the sales are successful, CRIIMI MAE will use the net proceeds payable to it in connection with funding its reorganization. Prior to filing Chapter 11, CRIIMI MAE intended to sell these bonds and had engaged Morgan Stanley & Co. Inc. to assist in the process. CRIIMI MAE and Morgan Stanley have also agreed to a "standstill period" through March 31, 1999 regarding seven other classes of subordinated CMBS. During this period, CRIIMI MAE will continue its efforts at reaching a final resolution regarding these bonds.

A court hearing has been scheduled for the week of March 8, 1999 in connection with a legal proceeding that CRIIMI MAE filed against Citicorp Securities, Inc. (Citicorp). The Bankruptcy Court issued a ruling on October 15, 1998 preventing Citicorp from selling five classes of CMBS that secure CRIIMI MAE's borrowings pending the hearing.

It will take some time before market conditions and the bankruptcy proceedings support our reorganization.

Prior to the Chapter 11 filing, CRIIMI MAE had been actively involved in acquiring, originating, securitizing and servicing multifamily and commercial mortgages and mortgage related assets throughout the United States and, in fact, had been the largest buyer of subordinated CMBS during 1997 and the first half of 1998.


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Since filing for Chapter 11, CRIIMI MAE has suspended its CMBS acquisition, loan origination and securitization businesses. In order to streamline operations and reduce operating expenses during this period, CRIIMI MAE laid off 86 employees in its originations and underwriting departments in various regional locations. The company closed its five regional loan origination and underwriting offices, retaining only a small employee presence in Boston, Houston, Chicago and San Francisco. The company, however, continues to hold a substantial portfolio of subordinated CMBS. In addition, through our servicing affiliate, CRIIMI MAE Services Limited Partnership (CMSLP), we act as servicer for our own portfolio as well as third party portfolios.

The  company's  ability  to  execute  its  business  strategy  and to resume the acquisition of subordinated CMBS, as well as its loan origination and securitization program, depends to a significant degree on its ability to obtain additional capital and emerge from bankruptcy as a successfully reorganized company. (The foregoing statement is a forward-looking statement.) Factors which could affect the company's access to the capital markets, or the costs of such capital, include changes in interest rates, general economic conditions and perception in the capital markets of the company's business, covenants under the company's current and future debt securities and credit facilities, results of operations, leverage, financial conditions and business prospects. Currently, CRIIMI MAE is exploring a variety of tax and capital structures and capital sources. However, the company can give no assurances as to what its tax and capital structure will be, whether it will obtain such capital or financing or the terms upon which such capital or financing can be obtained.

As a consequence of the Chapter 11 filing, CRIIMI MAE did not pay a dividend during the fourth quarter of 1998. However, in order to maintain its status as a real estate investment trust (REIT), CRIIMI MAE must distribute 95% of its 1998 taxable income no later than December 31, 1999. Failure to satisfy this requirement could result in the loss of CRIIMI MAE's REIT status for 1998 with the result that CRIIMI MAE would be taxed as a corporation on its 1998 tax basis earnings. During the pendency of the reorganization proceedings, the company is prohibited from paying or declaring distributions without first obtaining Bankruptcy Court approval. For this and other reasons, there can be no assurance that CRIIMI MAE will be able to comply with the 95% distribution requirement on a timely basis, if at all. Although CRIIMI MAE intends to use its best efforts to ensure that it retains its REIT status for 1998, there can be no assurance that its efforts will succeed.

During the fourth quarter of 1998, according to a Schedule 13D filing on December 30, 1998 with the U.S. Securities and Exchange Commission, Gotham Partners LP and certain of its affiliates acquired approximately 4.29 million shares, or 8.61 percent, of the company's common stock in open market purchases.

Events leading up to the Chapter 11 Filing

Prior to the Chapter 11 filing, CRIIMI MAE financed a substantial portion of its subordinated CMBS acquisitions with short-term, floating rate borrowings secured by CRIIMI MAE's CMBS. The financing agreements typically provided for CRIIMI MAE to maintain collateral at all times with a market value not less than a specified percentage of the outstanding indebtedness. The agreements further provided that the lenders could require CRIIMI MAE to provide additional collateral, if the value of the existing collateral fell below this threshold amount.

As a result of the turmoil in the capital markets, the spreads between yields on subordinated CMBS and the yields on Treasury securities with comparable maturities began to widen substantially and rapidly in August 1998. Due principally to such widening of CMBS spreads, the market value of the subordinated CMBS securing CRIIMI MAE's short-term borrowings declined. CRIIMI MAE's short-term secured lenders believed that the value of the CMBS collateral had fallen below the minimum collateral-to-loan-value ratio. Consequently, the lenders demanded that CRIIMI MAE provide additional collateral with sufficient value to cure the perceived deficiencies.

In August and September, CRIIMI MAE received and met collateral calls from its short-term secured lenders. At the same time, CRIIMI MAE was in negotiations with various third parties in an effort to obtain additional debt and equity financing that would provide CRIIMI MAE with additional liquidity.

On Friday afternoon, October 2, 1998, while in closing negotiations for a refinancing with one of its unsecured lenders that would have provided CRIIMI MAE with additional borrowings, the company received a significant collateral call from a secured lender. The basis for this collateral call, in CRIIMI MAE's view, was unreasonable. After thorough consideration of many factors, including CRIIMI MAE's concern that its failure to satisfy this collateral call would cause it to be in default under a substantial portion of its other financing arrangements, CRIIMI MAE reluctantly concluded on Sunday, October 4, that it was in the best interests of creditors, equity holders and other parties in interest to seek Chapter 11 protection. Accordingly, CRIIMI MAE filed its bankruptcy petition on Monday, October 5, 1998.

Servicing operations remain outside Bankruptcy Court proceedings

As of September 30, 1998, CRIIMI MAE's servicing affiliate, CRIIMI MAE Services Limited Partnership (CMSLP), provided servicing functions for a mortgage loan portfolio of approximately $32 billion, as compared to approximately $16.5 billion as of December 31, 1997. As of September 30, 1998, CRIIMI MAE master serviced five CMBS portfolios totaling $3.6 billion, as well as its own portfolio of originated loans not yet securitized.

CMSLP did not file for protection under Chapter 11. However, because of its relationship with CRIIMI MAE, CMSLP has been under a high degree of scrutiny from servicing rating agencies. As a result of CRIIMI MAE's Chapter 11 filing, CMSLP was declared in default under certain agreements. In order to repay certain loans and to increase its liquidity, CMSLP arranged for Banc One Mortgage Capital Markets, LLC (BOMCM) to succeed it as master servicer on two commercial mortgage pools on October 30, 1998. This arrangement resulted in a GAAP loss of approximately $1 million from the recorded value of the rights, substantially all of which will flow through to CRIIMI MAE through equity in earnings in the fourth quarter of 1998.

In addition, in order to allay rating agency concerns stemming from CRIIMI MAE's Chapter 11 filing, in November 1998, CRIIMI MAE designated BOMCM as special servicer on approximately $29 billion of CMBS subject to certain requirements contained in the respective servicing agreements. CMSLP will continue to perform special servicing duties as sub-servicer for BOMCM. CRIIMI MAE remains the owner of the lowest rated tranche of the related subordinated CMBS and, as such, retains all rights pertaining to ownership including the right to name or replace the special servicer.

As we continue working to reorganize CRIIMI MAE's operations to emerge as a successfully reorganized company, we will post updates and news on our Corporate Web Site - www.criimimaeinc.com - and encourage you to check back often. We also encourage you to review our recent securities filings with the Securities and Exchange Commission (SEC). The full text of CRIIMI MAE's third quarter SEC Form 10Q can be accessed on its web site or you may request we mail a copy to you. We thank you for your support and wish you a healthy and prosperous 1999.



William B. Dockser                               H. William Willoughby
Chairman of the Board                            President


February 1, 1999



NOTE: Except for the historical information, forward-looking statements contained in this letter involve a variety of risks and uncertainties which could cause actual results to differ materially from those set forth in any such forward-looking statement. These risks and uncertainties include global and domestic economic conditions, the continued instability in the capital markets, the trends in the CMBS market, the ability of CRIIMI MAE to obtain additional capital, competitive pressures, the effect of any future losses on CRIIMI MAE's need for liquidity, the effect of the bankruptcy proceeding on CRIIMI MAE's ongoing business activities, the actions of CRIIMI MAE's creditors, the terms and provisions of any plan of reorganization approved by the Bankruptcy Court and the outcome of litigation to which the company is a party, as well as the risks and uncertainties that are set forth from time to time in CRIIMI MAE's SEC reports, including the report on Form 10-K for the year ended December 31, 1997 and the Form 10-Q for the quarter ended September 30, 1998.